周啟邦律師事務所
K. B. CHAU & CO.

SOLICITORS & NOTARIES
AGENT FOR TRADEMARKS & PATENTS
www.kbchau.com.hk

香港金鐘道95號統一中心31樓B室
辦事處電話……2523 2133
圖文傳真機……2877 0458
2845 2730
DX 會員編號 DX-009155 CENTRAL 1

UNIT B, 31/F, UNITED CENTRE, NO.95 QUEENSWAY, ADMIRALTY, HONG KONG.
Office Tel. ……2523 2133
Facsimile ……2877 0458
2845 2730
Interchange No. DX-009155 CENTRAL 1

★ CHINA-APPOINTED ATTESTING OFFICER 中國委托公証人
* NOTARY PUBLIC 國際公証律師
\# CIVIL CELEBRANT 婚姻監禮人
○ ACCREDITED MEDIATOR 調解員

Partners

★# ADAM K. Y. TO 杜景仁律師 2524 3757
* RONALD K. F. POON 潘國輝律師 2877 1665
STEPHEN H. C. HO 何慶聰律師 2521 4181
\# ANDREW K. F. CHENG 鄭家富律師 2524 9136
KENNY K. CHOI 蔡堅律師 3796 9781
M. H. CHAN 陳文鴻律師 3798 3418

Consultants

STEPHEN K. P. KWONG 鄺嘉平律師 3796 9779
○ DENNIS C. S. LEUNG 梁創成律師 3796 9789
TED W. K. LAI 賴榮堤律師 2523 2133
*○ FANNY S. F. MAK 麥少芬律師 3796 9732
\# CHRISTINA M.L. KAM 甘美娜律師 3796 9748
* JOHN L. HOWELL 何和禮律師 3796 9791
VIENNIE P. P. LAM 林寶寶律師 3796 9780
W. C. CHAN 陳榮燊律師 2523 2133

Senior Associates

\# LYDIA T. Y. CHENG 鄭德燕律師 2524 9415
\# ANN M. S. WONG 黃文瑛律師 2523 5700
ALEX W. H. TSUI 徐偉熙律師 3796 9733

Associates

BETTY H.Y. TANG 鄧浩藍律師 2523 2133
\# HESTER Y.Y. LEUNG 梁殷而律師 3796 9735
LINDY W.K. CHAN 陳惠嫦律師 3796 9760
YUMI SUZUKI 鈴木由美律師 3796 9730
ELS S. Y. YAU 游綺橋律師 3796 9708
OLGA H. Y. LEUNG 梁凱欣律師 3796 9784
DARREN P. M. CHAN 陳伯銘律師 3796 9785

Foreign Lawyer

PAN CHUANPING (PRC) 潘傳平律師（中國） 2523 2133

OUR REF: AKT/120351/18 DATE: 9th May 2018

YOUR REF: NKF/13844/18/DT

JMax International Limited
1733-35, 17/F,
Park-In Commercial Centre,
56 Dundas Street, Mongkok,
Kowloon, Hong Kong

Dear Sirs,

Re: **JMAX INTERNATIONAL LIMITED** (the "**Company**")

1. We are the legal advisers to the Company on the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("**Hong Kong**") in connection with the the Company's registration statement on Form F-1, including all amendments or supplements to such form filed with the Securities and Exchange Commission (the "**Commission**") under the United States Securities Act of 1933, as amended (the "**Act**") (the "**Document**"), relating to the resale of up to 223,600,000 ordinary shares, par value $0.01 per share (the "**Shares**").

2. We have advised only the Company in this transaction and have not taken instructions from any person other than the Company.

3. This Letter relates solely to the laws of Hong Kong as at the date hereof and is given on the basis that it is governed by and to be construed in accordance with the laws of Hong Kong. Accordingly, we express no opinion with respect to any law, regulation or public policy of any other jurisdiction.

Document examined

4. When issuing this Letter, we have examined only the Document and no other document.

Opinion

5. Based solely on the Document and subject to the assumptions and qualifications set forth herein, we are of the view that:

……./P.2

(a) based solely on the description of the business of the Company and its subsidiaries (collective, the "**Group**") in the "Business" section of the Document, the summary of Hong Kong laws and regulations sets out in the section headed "Business – Regulatory Matters – Hong Kong Regulations" in the Document has set out the major legislations most relevant to the business operation of the Group in Hong Kong;

(b) the section headed "Tax Considerations – Hong Kong Taxation" in the Document is a correct summary of the (i) tax applicable to the operation of business in Hong Kong in a general sense; and (ii) stamp duty applicable to the transfer of shares in Hong Kong; and

(c) the section headed "Service of process and enforcement of liabilities – Hong Kong" is a correct summary of the relevant laws in relation to the enforcement in Hong Kong of a judgment obtained in the United States.

Qualifications

6. This Letter is subject to the following qualifications:

(a) the disclosures relating to Hong Kong as referred to in paragraph 5 in this Letter ("**Reviewed Disclosures**") only set out the relevant Hong Kong laws and regulations in a general sense and does not constitute a comprehensive legal opinion on such matter;

(b) we express no view as to whether the Group has been or will be in compliance with any of the laws of Hong Kong, including but not limited to those mentioned in the section headed "Business – Regulatory Matters – Hong Kong Regulations";

(c) we express no view on the due incorporation and current legal status of the subsidiaries of the Company incorporated in Hong Kong;

(d) we expressly disclaim our liabilities in any part of the Document other than the Reviewed Disclosures, including those relating to (i) the business operation of the Group in Hong Kong; (ii) those making reference to the laws and regulations of Hong Kong; and (iii) otherwise related to Hong Kong;

(e) our view is given based solely on the description of the business of the Group in the Document and we have not investigated nor made any enquiry as to the actual business operation of the Group in Hong Kong and accordingly we express no opinion on the accuracy thereon;

(f) we express no opinion as to any law other than the laws of Hong Kong. We have not investigated, and we do not express or imply any opinion on, the laws of a jurisdiction outside Hong Kong, and we have assumed that no such laws of a jurisdiction outside Hong Kong would affect the opinion stated herein;

……./P.3

(g) we express no opinion as to matters of fact, on taxation matters or as to any provision of any document that purports to bind a person not a party to the document;

(h) we express no opinion as to the past, present or future financial or good standing nor the business prospect of the Group; and

(i) this Letter speaks only as of the date hereof and we expressly disclaim any responsibility of any development or circumstance of any kind including any change of law or fact that may occur after the date of this Letter.

This Letter is being furnished to the Company solely for their benefit in connection with the transaction described in the first paragraph above and except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or for any other purpose. Our liability under this Letter shall not exceed the amount of fees received by us from the Company in relation to this Transaction.

Yours faithfully,

K. B. Chau & Co.

K. B. CHAU & CO.

AKT/mh